Exhibit 99.1

5300 Town and Country Blvd., Suite 500
Frisco, Texas 75034
Telephone: (972) 668-8800
Contact: Roland O. Burns
Sr. Vice President and Chief Financial Officer
Web Site: www.comstockresources.com

NEWS RELEASE

For Immediate Release

COMSTOCK RESOURCES, INC. UPDATES
DRILLING RESULTS

FRISCO, TEXAS, December 9, 2008 – Comstock Resources, Inc. ("Comstock" or the "Company") (NYSE: CRK) today updated the results of its drilling activity on its Haynesville shale acreage in its East Texas/North Louisiana region and its exploratory well in the Fandango field in South Texas.

Comstock's BSMC LA 7 #1 H well in the Toledo Bend North field was drilled to a vertical depth of 11,750 feet with a completed lateral length of 4,300 feet. A ten stage frac to complete this well has been finalized, and the well is currently flowing with an initial production rate of approximately 9 million cubic feet equivalent of natural gas (“MMcfe”) per day.  Comstock has an 88% working interest in this well.  Comstock’s second horizontal Haynesville well is the Collins LA 15 #1 H in the Logansport field.  This well has been drilled to total vertical depth of 11,350 feet with a 4,200 foot lateral.  A ten stage frac to complete this well is currently underway.  Comstock has a 100% working interest in this well.  Comstock also has an interest in the Gamble 24 #1 H well in the Logansport field.  This well has been drilled to a vertical depth of 11,800 feet with a 3,950 foot lateral.  Completion operations are scheduled to commence later this month.  The Company has a 22% working interest in this well.

Comstock has drilled the vertical portion of two other Haynesville Shale horizontal wells.  The Bogue A#6 H well has been drilled in the Waskom field to a vertical depth of 11,400 feet.  Comstock plans to drill and complete a 4,000 foot lateral extension of this well starting later this month.  Comstock has a 100% working interest in this well.  The Green #13 H well in the Blocker field has been drilled to a vertical depth of 11,650 feet. The Company plans to drill a 3,700 foot lateral extension of this well later this month.  Comstock has a 94% working interest in this well.  The vertical portions of three additional Haynesville horizontal wells are also currently in progress.  The Headrick #1 H (100% working interest to Comstock) and the Hart #1 H (88% working interest to Comstock) in the Logansport field and the Moneyham #7 H (100% working interest to Comstock) in the Longwood field are expected to reach total vertical depth before the end of 2008, and the Company plans to subsequently drill additional lateral intervals of approximately 4,000 feet in each of these wells.

Comstock also reported on its exploratory well drilled in the Fandango field in Zapata County in South Texas.  The Leyendecker #10 was drilled to a total depth of 16,200 feet.  The well has encountered approximately 300 feet of net pay in three zones.  Comstock is currently running production casing in the well and first production is expected in early January 2009. Comstock has a 100% working interest in this well. Comstock plans to spud two additional wells in the Fandango field this month.  Both wells, the Trevino #3 and the Muzza #13, will target multiple pay objectives.  The Trevino #3 is planned to 14,800 feet and the Muzza #13 is planned to 16,000 feet.

This press release may contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such statements are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described herein.  Although the Company believes the expectations in such statements to be reasonable, there can be no assurance that such expectations will prove to be correct.

Comstock Resources, Inc. is a growing independent energy company based in Frisco, Texas and is engaged in oil and gas acquisitions, exploration and development primarily in Texas and Louisiana.  The Company's stock is traded on the New York Stock Exchange under the symbol CRK.